                                                                      EXHIBIT 15

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of June 1, 1995, by and between Chrysler Corporation, a Delaware corporation (the "Company"), and Gary C. Valade ("Executive").

                                  WITNESSETH:

     WHEREAS, the Company wishes to recognize the substantial services that Executive has provided to the Company; and

     WHEREAS, the Company desires that Executive continue to perform such services and to enter into an agreement embodying the terms of such employment (the "Agreement"); and

     WHEREAS, Executive desires to continue such employment and enter into such Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. EMPLOYMENT.

     a. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue his employment by the Company.

     b. Term of Employment. Except as provided in Paragraph 5(a), the Company shall employ Executive for the period commencing on June 1, 1995 (the "Commencement Date") and ending on the third anniversary of the Commencement Date. At the expiration of the original term or any extended term, Executive's employment hereunder shall be automatically extended, upon the same terms and conditions, for successive periods of one year each, unless either party, at least 90 days prior to the expiration of the original term or any extended term, shall give written notice to the other of its intention not to renew such employment. Notwithstanding the foregoing, the term of this Agreement shall expire on the earlier to occur of (i) the last day of the month in which Executive attains age 65 and (ii) the date on which the Company terminates this Agreement because Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) at least four consecutive months or (B) more than six months in any twelve month period. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with this Paragraph 1(b), shall be referred to as the "Employment Period."

2. POSITION AND DUTIES.

     During the Employment Period, Executive shall serve as Executive Vice President and Chief Financial Officer of the Company or in such other position or positions as he and the Company shall mutually agree. In addition, Executive shall serve in such other position or positions with the Company and its subsidiaries commensurate with his position and experience as the Chief Executive Officer or the Board of Directors of the Company (the "Board") shall from time to time specify. During the Employment Period, Executive shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which Executive serves hereunder and such other duties, responsibilities and obligations as the Chief Executive Officer or the Board shall from time to time specify. Executive shall devote his full time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgement, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company and its subsidiaries. Unless and to the extent inconsistent with the terms of the Company's policy 1-10, as in effect on the date hereof, nothing contained herein shall preclude

Executive from (i) serving on the board of directors of any business corporation with the consent of the Board, (ii) serving on the board of, or working for, any charitable or community organization or (iii) pursuing his personal financial and legal affairs, so long as such activities, individually or collectively, do not interfere with the performance of Executive's duties hereunder or violate any of the provisions of Paragraph 6 hereof.

3. COMPENSATION.

     a. Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate as in effect on May 31, 1995. The annual base salary payable under this paragraph shall be reduced, however, to the extent Executive elects to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company. The appropriate committee of the Board shall annually review Executive's base salary in light of competitive practices, the base salaries paid to other executive officers of the Company and the performance of Executive and the Company, and may, in its discretion, increase such base salary by an amount it determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's base salary (as set forth above or as may be increased from time to time) shall not be reduced, other than pursuant to a cost-saving plan that includes all senior executives and only if such reduction is proportionate to the reductions applicable to other senior executives. Executive's annual base salary payable hereunder, as it may be increased or reduced from time to time and without reduction for any amounts deferred as described above, is referred to herein as "Base Salary." The Company shall pay Executive the portion of his Base Salary not deferred not less frequently than in equal monthly installments.

     b. Annual Bonus. For each calendar year ending during the Employment Period, Executive shall have the opportunity to receive an annual bonus ("Annual Target Bonus Opportunity"), based on the achievement of target levels of performance, equal to no less than 160% of his Base Salary. The actual bonus, if any, payable for any such year shall be determined in accordance with the terms of the Company's Incentive Compensation Plan or any successor annual incentive plan (the "Annual Plan") based upon the performance of the Company and/or Executive against target objectives established under such Annual Plan. Subject to Executive's election to defer all or a portion of any annual bonus payable hereunder pursuant to the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company, any annual bonus payable under this Paragraph 3(b) shall be paid to Executive in accordance with the terms of the Annual Plan.

     c. Long-term Incentive Compensation. During the term of the Employment Period, Executive shall participate in all of the Company's existing and future long-term incentive compensation programs for key executives at a level commensurate with his position at the Company and consistent with the Company's then current policies and practices, as determined in good faith by the Board or a committee thereof.

4. BENEFITS, PERQUISITES AND EXPENSES.

     a. Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. Nothing in this Paragraph 4(a) shall limit the Company's right to amend or terminate any such plan in accordance with the procedures set forth therein.

     b. Perquisites. During the Employment Period, Executive shall be entitled to at least five weeks' paid vacation annually and shall also be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company, including, without limitation, eligibility to participate in the Company's product evaluation program and leased car program and to receive one Company furnished vehicle.

     c. Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

     d. Indemnification. During the Employment Period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the Commencement Date.

5. TERMINATION OF EMPLOYMENT.

     a. Early Termination of the Employment Period. Notwithstanding Paragraph 1(b), the Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a Termination for Cause, (iii) a Termination Without Cause or (iv) a Termination for Good Reason.

     b. Benefits Payable Upon Termination. Following the end of the Employment Period pursuant to Paragraph 5(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate) shall be paid the type or types of compensation determined to be payable in accordance with the following table at the times established pursuant to Paragraph 5(c):

                                 EARNED      VESTED      INCENTIVE       SEVERANCE     ADDITIONAL
                                 SALARY     BENEFITS    COMPENSATION      BENEFIT       BENEFITS
                                --------    --------    ------------     ---------     ----------
                                                                           Not            Not
Termination due to death        Payable     Payable      Payable         Payable       Available
                                                           Not             Not            Not
Termination for Cause           Payable     Payable      Payable         Payable       Available
Termination Without Cause       Payable     Payable      Payable         Payable       Available
Termination for Good Reason     Payable     Payable      Payable         Payable       Available

     c. Timing of Payments. Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the end of the Employment Period. Incentive Compensation shall be payable at the same time as similar awards are paid to other executives participating in the plans under which the awards are payable. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement (including, without limitation, the extension of the exercise period of options under the Equity Documents (as defined below) following a termination due to death or disability) under which such benefits have been awarded or accrued except as otherwise expressly modified by this Agreement. Severance Benefits shall be paid in a single lump sum cash payment as soon as practicable, but in no event later than 10 days after the Executive's termination. Additional Benefits shall be provided or made available at the times specified below as to each such Additional Benefit.

     d. Definitions. For purposes of Paragraphs 5 and 6, capitalized terms have the following meanings:

     "Additional Benefits" consists of the following rights and benefits:

          (i) Executive (or, in the event of Executive's death during such period, Executive's beneficiary or estate) shall have the right to exercise any outstanding options to purchase shares of Common Stock of the Company then exercisable by Executive or which would become exercisable in accordance with the applicable option agreement and the applicable equity incentive plan of the Company (such agreements and plans referred to collectively as the "Equity Documents") for a period of one year after Executive's termination of employment (or, if less, until the end of the stated term of the option);

          (ii) except as otherwise provided below, Executive (and, to the extent applicable, his dependents) will be entitled to continue participation in all of the Company's pension and welfare benefit plans (the "Benefit Plans"), excluding any defined contribution plans, until the later of (A) the second anniversary of Executive's termination of employment or (B) May 31, 1998 (the "End Date"); provided that Executive's participation in the Company's welfare benefit plans shall cease on any earlier date that Executive becomes eligible for comparable welfare benefits from a subsequent employer. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had Executive continued to be employed by the Company through the End Date, except that Executive shall cease to accrue all service for purposes of determining his entitlement to, and the amount of, his pension benefits upon Executive's commencement of receipt of benefits under any of the Company's pension plans. Except as expressly provided above, Executive's vested right to benefits under the Benefit Plans and the amount of such benefits shall be determined based on Executive's age and service as though he had been employed with the Company through the End Date;

          (iii) for purposes of the Benefit Plans and the Equity Documents, Executive will be deemed to have terminated employment under mutually satisfactory conditions; and

          (iv) Executive will be entitled to use of two Company-furnished vehicles until the End Date on the same terms and conditions existing immediately prior to his termination of employment with respect to his Company-furnished vehicle.

     "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Paragraph 5(a)(other than Base Salary deferred pursuant to Executive's election, as provided in Paragraph 3(a) or (b) hereof).

     "Incentive Compensation" consists of the following:

          (i) a pro-rated amount equal to the product of

                (A) the amount Executive would have been entitled to receive under Paragraph 3(b) for the calendar year in which his employment terminates pursuant to Paragraph 5(a) had he remained employed for the entire year, based upon actual Company performance results (but without regard to any individual performance criteria), multiplied by

                (B) a fraction, the numerator of which is equal to the number of days in the calendar year of Executive's termination of employment which have elapsed as of the date of such termination and the denominator of which is 365; and

          (ii) all outstanding long-term incentive compensation awards held by Executive at the date of his termination, which shall be payable, if at all, based upon actual Company performance results (but without regard to any individual performance criteria) for the applicable performance period.

Any and all amounts treated as Incentive Compensation shall be taken into account as incentive compensation, on the same terms as apply to other executives, for purposes of determining the incentive compensation retirement benefit payable to Executive under the Company's Supplemental Executive Retirement Plan.

     "Severance Benefit" means an amount equal to the product of:

          (i) the greater of

             (A) two and

             (B) a fraction, the numerator of which is the number of months remaining in the Employment Period (determined assuming that Executive's date of termination is a notice of nonrenewal for purposes of Paragraph 1(b) as to all periods following such termination) and the denominator of which is 12, multiplied by

          (ii) the sum of

             (X) Executive's Base Salary and

             (Y) an amount equal to the Annual Target Bonus Opportunity payable under Paragraph 3(b) hereof for the calendar year in which Executive's employment terminates.

     "Termination for Cause" means a termination of Executive's employment by the Company due to (i) Executive's conviction of a felony or (ii) Executive's
(A) willful and continued failure to perform the material duties of his position, (B) willful and serious fraud against the Company or (C) material breach of any provision of this Agreement which has had (or is expected to have) a material adverse effect on the business of the Company or its subsidiaries. Executive shall be permitted to respond and defend himself before the Board within 30 days after delivery to Executive of written notification of any proposed Termination for Cause which specifies in detail the reasons for such termination. If the majority of the members of the Board do not confirm that the Company had grounds for a "Cause" termination within 30 days after Executive has had his hearing before the Board, Executive shall have the option of treating his employment as not having terminated or as having been terminated pursuant to a Termination Without Cause.

     "Termination for Good Reason" means a termination of Executive's employment by Executive within 90 days following (i) a material diminution in Executive's positions, duties and responsibilities from those described in Paragraph 2 hereof, (ii) a reduction in Executive's annual Base Salary (other than a reduction which is permitted under Paragraph 3(a)), (iii) a material reduction in the aggregate value of the pension and welfare benefits provided to Executive from those in effect as of the Commencement Date or any renewal date of this Agreement (other than a reduction which is proportionate to the reductions applicable to other senior executives pursuant to a cost-saving plan that includes all senior executives) or (iv) a material breach of any provision of this Agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (i) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (ii) unless Executive shall have delivered a written notice to the Board within 30 days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

     "Termination Without Cause" means any termination of Executive's employment by the Company other than a Termination for Cause.

     "Vested Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.

     e. Nondeductibility of Payments. Notwithstanding anything to the contrary contained herein, any amounts payable to Executive pursuant to this Paragraph 5 that, if paid when otherwise provided under this Paragraph 5, would be nondeductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended, shall be paid to Executive on April 1 of the next following taxable year, together with simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time during such period of deferral.

     f. Full Discharge of Company Obligations. Except as expressly provided in the last sentence of this Paragraph 5(f), the amounts payable to Executive pursuant to this Paragraph 5 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries. Nothing in this Paragraph 5(f) shall be construed to release the Company from its commitment to indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive served at the request of the Company to the maximum extent permitted by applicable law and the Governing Documents.

6. NONCOMPETITION AND CONFIDENTIALITY.

     By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, Executive agrees that:

     a. Noncompetition. During the Employment Period and during the one year period (the "Restriction Period") following any termination of Executive's employment, other than a Termination Without Cause or a Termination for Good Reason, Executive shall not become associated with any entity, whether as a principal, partner, employee, agent, consultant, shareholder (other than as a holder, or a member of a group which is a holder, of not in excess of 1% of the outstanding voting shares of any publicly traded company) or in any other relationship or capacity, that is actively engaged in any geographic area in any business which is in competition with the business of the Company.

     b. Confidentiality. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive's breach of this Paragraph 6(b)).

     c. Non-Solicitation of Employees. During the Employment Period and the two year period following any termination of Executive's employment, Executive shall not directly or indirectly solicit, encourage or induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six months.

     d. Company Property. Except as expressly provided herein, promptly following Executive's termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive's possession or under his control.

     e. Injunctive Relief and Other Remedies with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall (i) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 6 and
(ii) have no further obligation to make any payments to Executive hereunder following any material violation of the covenants and obligations contained in this Paragraph 6. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Paragraph 6, Executive represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him.

7. MISCELLANEOUS.

     a. Survival. Paragraphs 5 (relating to early termination), 6 (relating to noncompetition, nonsolicitation and confidentiality), 7(b) (relating to arbitration), 7(c) (relating to legal fees) and 7(o) (relating to governing law) shall survive the termination hereof.

     b. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the city of Auburn Hills, Michigan and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

     c. Legal Fees and Expenses. If Executive shall prevail, in whole or in part, as to any material issue in any contest (whether initiated by Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay all reasonable expenses incurred by Executive with respect to such contest, including, without limitation, his reasonable attorney's fees.

     d. Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company's stock, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. This Agreement shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives.

     e. Assignment. Except as provided under Paragraph 7(d), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

     f. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

     g. Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Paragraph 6(a), (b) or (c) is not enforceable in accordance with its terms, Executive and the Company agree that such Paragraph shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

     h. Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

     i. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

     If to the Company:

         Chrysler Corporation
         12000 Chrysler Drive
         Highland Park, MI 48288-1919
         Attention: Secretary

     with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, NY 10022
         Attention: Lawrence K. Cagney, Esq.

     If to Executive:

         The home address of Executive noted on the records of the Company

     j. Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

     k. Change in Control Protection. Nothing contained herein shall be construed to preclude the Company from providing Executive different or additional severance benefits as a result of a change in control of the Company, whether pursuant to an agreement that is in addition to, or as a supplement to, this Agreement.

     l. Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

     m. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     n. Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.

     o. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

                                          CHRYSLER CORPORATION

WITNESS:

                      [SIG]              By:                [SIG]
                                            Kathleen Oswald
                                            Vice President
                                            Corporate Personnel

WITNESS:

                     [SIG]                                  [SIG]
                                            Gary C. Valade